Exhibit 99.3
UNAUDITED PROFORMA COMBINED FINANCIAL INFORMATION
For the year ended December 29, 2007
The following unaudited proforma combined statement income of Champion Enterprises, Inc. (“Champion”) gives effect to the acquisition of SRI Homes Inc. (“SRI”) by a wholly-owed subsidiary of Champion. On December 21, 2007, Champion acquired substantially all of the assets and the business of SRI for cash payments of approximately $96.2 million (including the payoff of notes payable), a note payable of $24.5 million and assumption of the operating liabilities of the business. SRI’s balance sheet as of December 29, 2007 is included in the Company’s consolidated balance sheet at that date and therefore no proforma balance sheet is required as of that date.
The proforma combined income statement combines the companies’ respective income statements as if the combination had occurred at the beginning of the year ended December 29, 2007. The unaudited proforma combined financial statements are based on the assumptions and adjustments described in the accompanying notes. The proforma combined income statement is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. You should read the unaudited proforma combined financial statements in conjunction with the historical consolidated financial statements, including related notes, filed as part of our Annual Report on Form 10-K for the year ended December 29, 2007.

CHAMPION ENTERPRISES, INC.
UNAUDITED PROFORMA STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 29, 2007

	Champion		Reclass		Proforma
	Enterprises	SRI Homes	adjustments		adjustments		Proforma
	(A)	(B)
	(In thousands, except per share amounts)
Net sales	$1,273,465	$106,552	$(4,821	)(C)	$—		$1,375,196

Cost of sales	1,083,601	75,705	(5,763	)(D)	342	(H)	1,153,885

Gross margin	189,864	30,847	942		(342)		221,311

Selling, general and administrative expenses	157,134	9,528	(362	)(E)	—		166,300

Restructuring charges	3,780	—	—		—		3,780

Amortization of intangible assets	5,727	—	—		3,744	(I)	9,471

Other income	—	(916)	916	(F)	—		—

Operating income	23,223	22,235	388		(4,086)		41,760

Loss on debt retirement	(4,543)	—	—		—		(4,543)

Net interest income (expense)	(14,731)	439	(388	)(G)	(6,071	)(J)	(20,751)

Income from continuing operations before income taxes	3,949	22,674	—		(10,157)		16,466

Income tax (benefit) expense	(3,243)	7,596	—		(3,403	)(K)	950

Income from continuing operations	$7,192	$15,078	$—		$(6,754)		$15,516

Basic income per share from continuing operations	$0.09						$0.20

Weighted shares for basic EPS	76,916						76,916

Diluted income per share from continuing operations	$0.09						$0.20

Weighted shares for diluted EPS	77,719						77,719
See accompanying Notes to Unaudited Proforma Statement of Income.

CHAMPION ENTERPRISES, INC.
NOTES TO UNAUDITED PROFORMA STATEMENT OF INCOME
(A)	Champion’s results of continuing operations for the year ended December 29, 2007, are based on audited consolidated financial statements under generally accepted accounting principles in the United States (“US GAAP”).

(B)	SRI’s results of continuing operations for the year ended December 21, 2007, are based on unaudited consolidated financial statements under generally accepted accounting principles in Canada (“Canadian GAAP”). SRI’s results for the year ended December 21, 2007 have been translated from Canadian dollars to U.S. dollars using average monthly exchange rates which results in an average annual exchange rate of $0.936 (USD) to $1.00 (CAD).
Certain items in the SRI unaudited statement of income have been reclassified to conform to the classifications used in the Champion consolidated statement of income. These reclassification adjustments are described below and have been translated from Canadian dollars to U.S. dollars using the 2007 average exchange rate of $0.936 (USD) to $1.00 (CAD).
(C)	Consists of a decrease for retailer volume rebates and an increase for parts and other sales revenue. SRI classifies retailer volume rebates as cost of sales and classifies parts and other sales as other income.

(D)	Consists of a decrease for retailer volume rebates and vendor purchase discounts and an increase for cost of parts sold. SRI classifies vendor purchase discounts as interest income and classifies cost of parts sold as other income.

(E)	Consists of miscellaneous other income and expense that SRI classifies as other income.

(F)	Consists of parts sales and parts cost of sales, other sales and miscellaneous other income and expense that SRI classifies as other income.

(G)	Consists of vendor purchase discounts that SRI classifies as interest income.
Proforma adjustments are discussed below. Proforma adjustments that are denominated in Canadian dollars have been translated to U.S. dollars using the 2007 average exchange rate of $0.936 (USD) to $1.00 (CAD).
(H)	Adjustment to depreciation expense due to revaluation of property, plant and equipment acquired in the transaction.

(I)	Adjustment to amortization expense resulting from a preliminary estimate of amortizable intangibles totaling $30.0 (CAD) million acquired in the transaction and using an average useful live of 7.5 years. The preliminary estimate of amortizable intangibles and average useful live is based on valuations of such intangible assets from the Champion’s acquisitions in 2006. Such intangible assets are expected to consist of trade names, customer relationships, employment contracts and possibly other contractual arrangements. The formal valuation of amortizable intangible assets is expected to be completed by the end of the first quarter of 2008.

(J)	Adjustment to net interest expense consisting of (a) a full year of interest on the $24.0 million (CAD) 8.33% note payable due January 1, 2009, issued in connection with the transaction, and (b) a reduction of interest income due to Champion using $96.2 million (USD) of cash in connection with the transaction. Champion’s cash and short-term investments earned an average of approximately 4.4% during 2007.

(K)	Adjustment to income tax expense related to the proforma pretax adjustments.